                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement          [ ] Confidential, For Use of the
[X]   Definitive Proxy Statement               Commission Only (as permitted
[ ]   Definitive Additional Materials          by Rule 14a-6(e)(2))
[ ]   Soliciting Material Pursuant to
      Rule 14a-12

                        TEMPLETON CHINA WORLD FUND, INC.
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)

                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                    -----------------------------------------
             (Name of Person(s) Filing Proxy Statement if Other Than
                                 the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                      c/o Harvard Management Company, Inc.
                              600 Atlantic Avenue
                          Boston, Massachusetts 02210

[HARVARD MANAGMENT COMPANY, INC. LOGO]


                                                                January 16, 2003



Dear Fellow Stockholders of Templeton China World Fund, Inc.:



Harvard has long urged management of Templeton China World Fund to take steps to enhance stockholder value. When Harvard made constructive suggestions to management, we expected that Templeton Asset Management Ltd., a self-styled champion of stockholder rights, would respond enthusiastically. BUT AFTER YEARS OF WHAT WE CONSIDER WHOLLY INADEQUATE RESPONSES, WE HAVE CONCLUDED THAT TEMPLETON ITSELF IS THE STUMBLING BLOCK AND THAT EXTRAORDINARY ACTION IS REQUIRED.



So, in September, Harvard filed a stockholder proposal to terminate Templeton's management contract with the Fund -- and finally management responded. Templeton is proposing to open-end the Fund but, confusingly, has repeatedly denigrated open-ending publicly. WE AGREE OPEN-ENDING IS A BAD IDEA AND URGE YOU TO VOTE AGAINST TEMPLETON'S OPEN-ENDING PROPOSAL.



Why would Templeton propose open-ending if it doesn't think open-ending is appropriate? From its conversations with us since the Fund announced its open-ending proposal, Templeton knows that Harvard, the Fund's largest stockholder, will only vote for open-ending in extraordinary circumstances, and that, without our vote, open-ending will likely fail. We believe that Templeton cynically hopes the open-ending proposal will fail, but that stockholders will be fooled into thinking the proposal shows a change of heart at Templeton and so will vote against the proposal to terminate the management contract. Thus, Templeton would retain both its management contract and maximum assets under management. PLEASE PREVENT THIS SELF-SERVING PLOY AND VOTE TO TERMINATE TEMPLETON AS MANAGER OF THE FUND.


Harvard has a superior alternative to open-ending: conversion to interval-fund status. This will balance a manager's focus on long-term returns with fairness to stockholders. WE ASK YOU TO JOIN US AND VOTE FOR A PROPOSAL CALLING ON THE BOARD TO ADOPT INTERVAL-FUND STATUS.

Although terminating Templeton's management contract is a key step to achieve a stockholder focus in this Fund, we believe the Board must accept its fair share of blame. So, please join us in sending a clear message to the Board that it is time to change its ways. VOTE TO WITHHOLD AUTHORITY FOR EACH OF THE FUND'S NOMINEES FOR DIRECTOR.



LET'S HAVE A BOARD AND MANAGER LISTEN TO US FOR A CHANGE. We believe that you and we have not received the treatment we all deserve as stockholders. Please read our rationale in the enclosed proxy statement and then join us by signing, dating and returning the WHITE proxy card. Thank you for your consideration.


                                          Sincerely,

                                          /s/ STEVEN ALPERIN
                                          ----------------------------------
                                          STEVEN ALPERIN
                                          Vice President, Emerging Markets
                                          Harvard Management Company, Inc.


 If you have any questions, would like additional copies of
                 Harvard's proxy statement
       or need help voting your shares, please call:

                [MACKENZIE PARTNERS, INC. LOGO]

                     105 Madison Avenue
                  New York, New York 10016
             email: proxy@mackenziepartners.com
                Call Collect: (212) 929-5500
                OR TOLL FREE: (800) 322-2885
                 Facsimile: (212) 929-0308


YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SO PLEASE SIGN AND DATE THE WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                        TEMPLETON CHINA WORLD FUND, INC.

                      2003 ANNUAL MEETING OF STOCKHOLDERS

                               PROXY STATEMENT OF

                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE

               SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS



                                                                January 16, 2003


    This Proxy Statement and the enclosed WHITE proxy card are being furnished to you, the stockholders of Templeton China World Fund, Inc., a Maryland corporation, in connection with the solicitation of proxies by President and Fellows of Harvard College for use at the 2003 annual meeting of stockholders of the Fund, including any adjournments or postponements thereof and any special meeting that may be called in lieu thereof (the 'Meeting').

    Harvard is soliciting proxies to take the following actions at the Meeting:

    (1) to vote AGAINST the Fund's proposal to convert the Fund into an open-end investment company;

    (2) to vote FOR the termination of the investment management agreement between the Fund and Templeton Asset Management Ltd.;


    (3) to vote FOR a proposal recommending that the Board of Directors take all necessary steps to adopt 'interval-fund' status for the Fund; and


    (4) to vote to WITHHOLD AUTHORITY for each of the Fund's nominees for election to the Board of Directors.


    The Fund has announced that it expects that the Meeting will be held on March 14, 2003. The Fund has not yet announced the place of the Meeting, but based on the location of last year's annual meeting of stockholders of the Fund, it is expected that the Meeting will be held at the Fund's principal executive offices, 500 East Broward Boulevard, Ft. Lauderdale, Florida 33394-3091. The time of the Meeting has not yet been announced by the Fund. The Fund has announced that the record date (the 'Record Date') for determining stockholders entitled to notice of and to vote at the Meeting is January 3, 2003.



    This Proxy Statement is first being furnished to Fund stockholders on or about January 16, 2003.



    As of the date of this Proxy Statement, Harvard is the beneficial owner of 4,934,600 shares of common stock, par value $0.01 per share, of the Fund ('Common Stock'), which represents approximately 30.3% of the issued and outstanding Common Stock (16,280,164 shares as of August 31, 2002, based on information publicly disclosed by the Fund in its Annual Report dated as of August 31, 2002, filed with the Securities and Exchange Commission (the 'SEC') on November 5, 2002).


    Additional information concerning Harvard and other persons, if any, who may be deemed participants in the solicitation is set forth under the heading 'Information Concerning the Participants in the Solicitation.'

                                    ************

    THE ENCLOSED WHITE PROXY CARD MAY BE EXECUTED BY HOLDERS OF RECORD AS OF THE RECORD DATE. YOU ARE URGED TO SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR LAST DATED PROXY IS THE ONLY ONE THAT COUNTS, SO RETURN THE WHITE PROXY CARD EVEN IF YOU HAVE ALREADY DELIVERED A PRIOR PROXY. WE URGE YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU BY THE FUND.

    THIS SOLICITATION IS BEING MADE BY HARVARD AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE FUND.

    If you have any questions concerning this Proxy
Statement or need help voting your shares, please call:

             [MACKENZIE PARTNERS, INC. LOGO]

                   105 Madison Avenue
                New York, New York 10016
           email: proxy@mackenziepartners.com
              Call Collect: (212) 929-5500
              OR TOLL FREE: (800) 322-2885
               Facsimile: (212) 929-0308

    This proxy solicitation includes four (4) very important proposals for your review. We ask you to read these proposals and the supporting information carefully. Please exercise your rights as stockholders and vote alongside us for the realization of the value of your investment and ours. As stockholders, we have common interests and should speak with one voice.


I. PROPOSAL TO OPEN-END THE FUND


    THE OPEN-ENDING PROPOSAL IS A CYNICAL PLOY BY TEMPLETON THAT WILL RESULT IN AN IMMEDIATE AND SUBSTANTIAL REDUCTION IN THE FUND'S NET ASSET VALUE PER SHARE. STOCKHOLDERS SHOULD REJECT THE PROPOSAL.



    Negative impact on stockholders. Templeton has stated in recent discussions with Harvard that it expects an immediate flood of redemptions when the Fund open-ends, requiring the Fund to liquidate a substantial part of its portfolio in a one-time 'fire-sale.' According to Templeton, this will have a significant negative impact on the Fund's net asset value per share -- presumably because sale of so many securities in relatively illiquid markets will rapidly depress the securities' market prices. A better solution by far is Harvard's interval-fund proposal -- providing for the measured, periodic redemption of shares at stated intervals, without the negative characteristics of large and random redemptions.



    Harvard has long believed that adopting interval-fund status for the Fund (and its sister fund, the Templeton Dragon Fund, Inc.) would be among the most effective ways to reduce or eliminate the chronic discount to net asset value. In fact, Harvard wrote to the Fund in February 2001 (one of a number of communications Harvard has initiated with Templeton and the Fund proposing ways to reduce or eliminate the discount) suggesting that the Fund convert to interval-fund status; the Fund never responded.



    Finally, once Harvard filed with the Fund its proposal to terminate Templeton's investment management agreement, the Fund inquired whether Harvard would support an open-ending proposal. Harvard did not necessarily believe open-ending would be the best alternative for the Fund, but was certainly willing to discuss the Fund's open-ending proposal -- particularly since it showed such an apparently dramatic change in attitude on the part of Templeton and the Board of Directors. In the course of its discussions with Templeton, Harvard proposed to Templeton and the Board that they similarly propose open-ending the Templeton Dragon Fund, the 'mirror' fund to the China Fund. They steadfastly refused to consider that proposal, leaving Harvard baffled as to why Templeton and the Board did not consider open-ending to be in the best interest of the Dragon Fund but considered it to be in the best interest of the China Fund.



    Harvard was in discussions with the Fund about the open-ending proposal when the Board suddenly announced its current open-ending proposal for the China Fund alone. In a later meeting with representatives of Harvard Management Company on November 21, 2002, Martin L. Flanagan, President of Franklin Templeton Companies, informed Harvard that Templeton expected that the negative impact to the Fund's net asset value per share due to the open-ending would be at least 10%. This convinced Harvard that the open-ending proposal was a bad idea and that the interval-fund approach was preferable. Harvard again suggested interval-fund status to Mr. Flanagan at that meeting.



    Templeton doesn't believe in it. Although the Board unanimously approved the open-ending, Templeton's statements and actions have made clear that it doesn't believe open-ending is in the best interests of the Fund and its stockholders. Greg Johnson, Franklin Resources President, recently has stated, 'We brought out closed-end country funds because those markets are not ready to have an open-end fund. In the case of China, we still don't think it's appropriate.' ('Activism Puts Damper on New Country Close-End Funds -- Exec', Dow Jones Newswires,

November 19, 2002) Johnson has also stated publicly, 'We believe open-ending the closed-end structure really disenfranchises small investors' ability to access these fast-growing emerging markets.' ('Templeton Attacks Harvard as Dispute Over Fund Heats Up', Dow Jones Newswires, December 12, 2002)



    The 'trigger' provision is irrelevant. According to the Board's public statements, the Fund's charter will require the Board to submit an open-ending proposal to stockholders by December 31, 2003 if the Fund fails to meet certain price or discount targets during its fiscal quarter ended August 31, 2003. The Board has said it had that requirement in mind when it adopted the open-ending proposal.



    We see this rationale as a disingenuous attempt by the Board to justify a bargaining tactic. First, the Board would not have had to make the open-ending proposal for almost a whole year. In the meantime, it could have implemented a number of steps -- including adopting interval-fund status -- that would likely have reduced the discount sharply and made the open-ending less attractive to stockholders. That would have been the measured and thoughtful approach to dealing with the discount.



    Second, even if the 'trigger' were activated, the Board would not be required to support it and might explain to stockholders why it is a bad idea. Instead, the Board adopted an immediate open-ending proposal that we believe was intended not to enhance stockholder value -- as Templeton's public statements have made clear -- but to appease Harvard and result in Harvard's withdrawing its proposal to terminate Templeton.



    That tactic has back-fired -- it validates our opinion that the Board has shown blatant disregard for stockholder value, and confirms our conviction that Templeton should be terminated.



    Templeton's agenda. We see the proposal to open-end as a short-term fix put forward by Templeton solely to avoid termination, made without regard to stockholders' desire to enhance value. We believe Templeton hopes the open-ending proposal will fail (thus, the raft of public anti-open-ending statements by Templeton) but will fool stockholders into thinking Templeton is trying to do the right thing.



    Shareholders should not allow that tactic to succeed. In Greg Johnson's own words, open-ending is 'the easy answer' and 'may end up hurting stockholders more than it benefits them.' ('Activism Puts Damper on New Country Close-End Funds -- Exec', Dow Jones Newswires, November 19, 2002) We urge you to vote against the proposal.



    Required vote. Based on the press release issued by the Fund on November 13, 2002 announcing the open-ending proposal, Harvard understands that it is the Fund's position that approval of the open-ending proposal will require the affirmative vote of a majority of the Fund's outstanding voting securities.


    WHEN YOU RETURN THE WHITE PROXY CARD YOU WILL BE VOTING AGAINST THE FUND'S PROPOSAL TO CONVERT THE FUND TO AN OPEN-END INVESTMENT COMPANY, UNLESS YOU APPROPRIATELY MARK YOUR CARD OTHERWISE.

    WE RECOMMEND A VOTE AGAINST THE FUND'S PROPOSAL TO CONVERT THE FUND TO AN OPEN-END INVESTMENT COMPANY.

II. TERMINATION OF INVESTMENT MANAGEMENT AGREEMENT WITH TEMPLETON


    Harvard has long urged Templeton publicly and privately to take significant steps to enhance stockholder value. In February of 2001, Harvard wrote to Dr. Mark Mobius, the Fund's portfolio manager and President, requesting that the Board take steps to narrow the discount and demonstrate that it is acting in the best interests of stockholders. Among the measures suggested by Harvard in February 2001, and at other times, was the conversion of the Fund to an interval fund allowing for the periodic redemption of a portion of the Fund's holdings at net asset value. Neither Templeton nor the Board has ever responded to Harvard's repeated suggestions nor have they yet taken appropriate measures to show clearly that they are acting in the best interests of stockholders.



    We believe that Templeton is an impediment to stockholders' realizing the value of their investment in the Fund. It has allowed huge discounts to persist for years. Now that its hand has been forced, Templeton has put forward a cynical open-ending proposal that will almost certainly result in an immediate and substantial reduction in net asset value per share. At the same time, Templeton has publicly denigrated the open-ending, in hopes, we believe, that the proposal will fail.



    Templeton cannot be trusted to do the right thing for the Fund. What is best for the Fund is bad for Templeton. We believe Templeton fears implementing interval-fund status more than open-end status because stockholders' desire for the interval-fund format could set precedent and jeopardize Templeton's closed-end fund business. By terminating Templeton's management agreement with the Fund, stockholders will force the Board to hire a manager who we believe will have an express mandate of enhancing stockholder value.



    In preliminary proxy materials provided to Harvard responding to our proposal, the Board of Directors cites four reasons not to terminate Templeton:



    Open-ending the Fund eliminates the discount, and so obviates the need to terminate Templeton. This is the key to Templeton's strategy to avoid termination. But we would turn this argument on its head: why keep a manager who would recommend an open-ending that it thinks is inappropriate for the market where the Fund invests and is unfair to stockholders? This disregard for stockholders is precisely the reason Templeton should be terminated.



    The expense and uncertainty resulting from the termination of Templeton might be to the detriment of the Fund and its stockholders. We believe the Board should be able to fulfill its responsibility to hire another manager promptly with a minimum cost to stockholders. Templeton's performance has not been so favorable, nor is its expertise so unique, that there are not other, potentially better managers prepared to manage the Fund, and to enhance stockholder value.



    Disruption of the Fund's current investment plan, potentially resulting in an increase in portfolio turnover. This reason calls into question the sincerity of the Board and Templeton. The Fund has continuously reiterated its commitment to achieving its investment objective of long-term capital appreciation. However, it is difficult to reconcile this strategy with the Fund's four-year average portfolio turnover rate of 88.7% (Templeton China World Fund Annual Report for year ending August 31, 2002). For a manager with a supposedly long-term focus, Templeton traded a suspiciously large percentage of the Fund's portfolio. We are not sure how trading nearly the entire portfolio in one year constitutes a 'long-term capital appreciation plan' by the manager. At current portfolio turnover levels, we find it hard to imagine that a change in investment managers, or even conversion to interval-fund status, would result in an increase in the Fund's portfolio turnover rate.

    And it seems highly disingenuous of the Board to resist terminating Templeton on this basis, when it is simultaneously recommending an open-ending that likely will result in an immediate liquidation of many of the Fund's assets. We think that would be a much larger disruption to the Fund's investment plan than would be the replacement of Templeton.



    Harvard is attempting to 'pressure another fund to convert to an open-end fund.' Templeton's reference to 'another fund' is presumably to the Templeton Dragon Fund -- described by Templeton as the Fund's 'mirror' fund -- and is an attempt by Templeton to characterize incorrectly our efforts to enhance stockholder value. Harvard does not want either Fund to be open-ended now. However, Harvard does believe that both Funds should be part of a common solution due to their similarities. Harvard, as part of its previous suggestions to the Board, has suggested a merger of the two Funds as well as the conversion of the resulting Fund to an interval fund. (As of the date of this Proxy Statement, Harvard owns beneficially 6,216,250 shares of common stock of the Dragon Fund or approximately 14.0% of the Dragon Fund's outstanding common stock.)



    Harvard believes that Templeton and the Board have ignored and resisted our suggestions because they are not in the best interests of Templeton. Templeton is paid based on the net asset value of the Funds; its pay is not reduced as a result of the discount. In the past, Templeton has not concerned itself with the discount and has appeared willing to allow its own self-interest to prevail over the interest of stockholders.


    Undoubtedly, the Dragon Fund and the China Fund should be approached and treated similarly. After all, both Funds share common investment objectives and virtually the same Board of Directors and have similar investment portfolios.


    We believe that the best approach to enhancing stockholder value for the China Fund will involve the Dragon Fund -- merging the two Funds and converting the survivor to interval-fund status or converting both Funds to interval-fund status. Templeton, now faced with the chance of losing its management contract, would rather take the risk of losing a substantial portion of the smaller China Fund's assets through its open-ending than take the chance of losing potentially more assets through an interval-fund conversion affecting both Funds.


    In his book, The Investor's Guide to Emerging Markets (Pitman Publishing
1995), Mark Mobius, the Fund's President and portfolio manager, discussed discounts to net asset value and investor perceptions of the portfolio manager's value added. He wrote (at page 224):

          'Emerging markets closed-end funds have generally tended to trade at discounts to their net asset value . . . A continuous discount indicates investor perception that the manager of the fund is not adding value to the fund, while a premium indicates that investors believe the fund manager's efforts enhance the value of the fund assets.' (Emphasis supplied.)

    Harvard agrees. Templeton is not adding value to the Fund. Its management agreement should be terminated.


    Required vote. Approval of the termination of the investment management agreement will require the affirmative vote of the lesser of: (i) 67 percent or more of the shares present at the Meeting, if the holders of more than 50 percent of the shares of Common Stock issued and outstanding are present or represented by proxy at the Meeting; and (ii) more than 50 percent of the shares of Common Stock issued and outstanding.



    WHEN YOU RETURN THE WHITE PROXY CARD YOU WILL BE VOTING FOR THE PROPOSAL TO TERMINATE THE FUND'S INVESTMENT MANAGEMENT AGREEMENT WITH TEMPLETON, UNLESS YOU APPROPRIATELY MARK YOUR CARD OTHERWISE.


    WE RECOMMEND A VOTE FOR TERMINATION OF THE INVESTMENT MANAGEMENT AGREEMENT.

III. CONVERSION TO INTERVAL-FUND STATUS


    CONVERSION OF THE FUND TO INTERVAL-FUND STATUS SHOULD PROVIDE STOCKHOLDERS SUBSTANTIAL LIQUIDITY AND REDUCE THE DISCOUNT TO NET ASSET VALUE. IT IS A BETTER SOLUTION THAN OPEN-ENDING THE FUND.



    Harvard is proposing that stockholders adopt a proposal recommending that the Board of Directors take all steps necessary to convert the Fund to interval-fund status and to make quarterly tenders for at least 15% of the Fund's outstanding shares at their net asset value.



    Interval-fund status is intended to provide stockholders liquidity while preserving to stockholders some of the benefits available through investment in a closed-end investment company. For example, because a closed-end fund is not required to meet daily redemption requests from stockholders, it is often able to make less liquid investments than may an open-end fund. If a fund adopts interval-fund status, it should be able to continue to make such investments to the extent consistent with anticipated stockholder tenders.



    Of course, adoption of interval-fund status involves some risk to the Fund and to stockholders. For example, in order to meet tenders, the Fund might be required to sell portfolio investments it might otherwise have held for a longer period of time. Those sales might result in capital gains to the Fund. In addition, as the Fund repurchases its shares in response to tenders, the Fund's asset base will be reduced, likely resulting in a higher expense ratio. The Fund may also at some point be required to delist its shares from the New York Stock Exchange. The need for periodic liquidity may also cause the Fund to invest differently from the way it currently invests.



    All of these risks are present in the Board's proposal to open-end the Fund -- but they will be realized sooner and in greater degree if the Fund open-ends. Conversion to interval-fund status would provide many of the benefits to stockholders of open-end status, with substantially reduced risk.



    For these reasons, Harvard is proposing that stockholders adopt the following resolution at the Meeting:



          'RESOLVED: That the stockholders of the Fund recommend that the Board of Directors take all necessary legal and other actions to adopt interval-fund status for the Fund under Rule 23c-3 under the Investment Company Act of 1940, as amended, and, in accordance with such status, to make repurchase offers at three-month intervals for not less than 15% of the Fund's shares of common stock outstanding at the relevant time at net asset value without any repurchase fee, and to effect the first such repurchase offer not later than September 30, 2003. This resolution will be of no effect if stockholders approve a proposal at the Fund's 2003 annual meeting to convert the Fund into an open-end investment company.'



    Adoption of interval-fund status may require the approval of the Board of Directors of the Fund, and subsequent approval of the Fund's stockholders. As a result, stockholder approval of this proposal at the Meeting will not in itself result in any change in the Fund's status. Rather, it is intended to show clearly to the Board of Directors the desire of stockholders that the Board take immediate steps to enhance stockholder value by conversion to interval-fund, rather than open-end, status.


    Required vote. Approval of this proposal will require the vote of a majority of the votes cast on the matter at the Meeting.

IV. ELECTION OF DIRECTORS


    WE EXPECT THAT THE BOARD OF DIRECTORS WILL NOMINATE BETTY P. KRAHMER, GORDON
S. MACKLIN, AND FRED R. MILLSAPS FOR REELECTION AS DIRECTORS OF THE FUND. HARVARD IS URGING ALL STOCKHOLDERS TO WITHHOLD THEIR VOTES FOR REELECTION OF EACH OF THOSE DIRECTORS.



    Each of those Directors has been a Director of the Fund since 1993. Since that time, the Board has done little to reduce the Fund's discount to net asset value or otherwise to enhance stockholder value.



    We must send a message to this Board -- a board that has significant relationships with Templeton. The three Directors being nominated, Krahmer, Macklin, and Millsaps, serve on 18, 48, and 19 other Franklin Templeton fund boards, respectively. Two other independent Board members each sit on over 45 Templeton boards. How can stockholders expect these Board members to act in an independent manner?



    Harvard believes that, by withholding their votes for reelection of each of the Directors, stockholders will send the Board a strong message that its actions to date have been ineffectual at best in enhancing stockholder value, and that their continuation in office should be evaluated in light of their efforts to enhance stockholder value, including by taking the necessary steps to convert the Fund to interval-fund status.



    Because reelection of each of the nominees requires only the vote of a plurality of the shares voted, it is unlikely that stockholders' withholding their votes will result in the defeat of the candidacy of any nominee, unless other candidates are proposed for election at the Meeting.


    WHEN YOU RETURN THE WHITE PROXY CARD YOU WILL BE VOTING TO WITHHOLD AUTHORITY FOR EACH OF THE FUND'S NOMINEES FOR REELECTION TO THE BOARD OF DIRECTORS, UNLESS YOU APPROPRIATELY MARK YOUR CARD OTHERWISE.

    WE RECOMMEND A VOTE TO WITHHOLD AUTHORITY FOR THE ELECTION OF THE FUND'S NOMINEES FOR REELECTION TO THE BOARD OF DIRECTORS.

V. OTHER MATTERS

    Other than the proposals described above, we are not aware of any other matters to be brought before the Meeting. Should other matters be brought before the Meeting, the persons named as proxies in the enclosed WHITE proxy card will vote on such matters in their discretion. See 'Other Matters to be Considered at the Meeting.'

                                    * * * *

                               VOTING PROCEDURES

Voting and Revocation of Proxies


    For the proxy solicited hereby to be voted, the enclosed WHITE proxy card must be signed, dated, and returned to President and Fellows of Harvard College c/o MacKenzie Partners, Inc. at the address set forth on the last page of this Proxy Statement, in the enclosed envelope, in time to be voted at the Meeting. If you wish to vote in accordance with our recommendations, you must submit the enclosed WHITE proxy card and must NOT subsequently submit the Fund's proxy card. If you have already returned the Fund's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING. Execution of a WHITE proxy card will not affect your right to attend the Meeting and to vote in person.

    Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) submitting to the Fund or to us a later dated written revocation or duly executed proxy; or (ii) attending and voting at the Meeting in person (attendance at the Meeting will not in and of itself constitute a revocation).


    Although a revocation of a proxy solicited by the Fund will be effective only if delivered to the Fund, we request that either the original or a copy of all revocations be mailed to President and Fellows of Harvard College c/o MacKenzie Partners, Inc. at the address set forth on the last page of this Proxy Statement, so that we will be aware of all revocations and can more accurately determine if and when the requisite proxies have been received.


    Shares of Common Stock represented by a valid, unrevoked WHITE proxy card will be voted as specified. Shares represented by a WHITE proxy card where no specification has been made will be voted:

     AGAINST the Fund's proposal to convert the Fund into an open-end investment company;


     FOR the termination of the investment management agreement between the Fund and Templeton Asset Management Ltd.;



     FOR a proposal recommending that the Board of Directors take all necessary steps to adopt 'interval-fund' status for the Fund; and


     to WITHHOLD AUTHORITY for each of the Fund's nominees for election to the Board of Directors.

    If any of your shares were held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, only that institution can vote your shares and only upon its receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the WHITE proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or WHITE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, to revoke your proxy you will need to give appropriate instructions to such institution. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

Record Date and Voting Power

    Only holders of record as of the close of business on the Record Date will be entitled to vote at the Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares you owned on the Record Date or grant a proxy to vote such shares, even if you sell some or all of your shares after the Record Date.

    Based on publicly available information, the shares of Common Stock are the only shares of capital stock of the Fund entitled to notice of, and to vote at, the Meeting. As of this date, we do not know how many shares of Common Stock will be issued and outstanding as of the Record

Date. According to the Fund's Annual Report for the fiscal year ended
August 31, 2002, there were 16,280,164 shares of Common Stock issued and outstanding as of August 31, 2002. Every holder of shares of Common Stock is entitled to one (1) vote for each share of Common Stock held.

Quorum and Required Votes

    In accordance with the Fund's By-Laws, at the Meeting, a majority of the shares of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum. Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. 'Broker non-votes' are shares as to which a broker returns a proxy indicating that it does not have discretionary authority and has not received voting instructions from the beneficial owner on a particular matter. According to New York Stock Exchange rules, brokers generally may not give proxies amounting to broker non-votes on any matter that is the subject of a counter-solicitation or is part of a proposal made by a stockholder that is being opposed by management (i.e., a contest). Given that each matter to be presented before the Meeting of which we are aware is the subject of a contest, we do not expect that there will be any broker non-votes.

    With respect to the interval-fund proposal and the election of Directors, neither abstentions nor broker non-votes will have any effect on the outcome of the matter. With respect to either of the other proposals, abstentions and broker non-votes will have the effect of a negative vote on the proposal.

                            SOLICITATION OF PROXIES

    In connection with our solicitation of proxies for use at the Meeting, proxies may be solicited by mail, courier service, advertisement, telephone, telecopier, or other electronic means, and in person. Solicitations may be made in the manner set forth in this Proxy Statement, by certain of the officers of Harvard and by employees of Harvard Management Company, Inc., Harvard's investment advisor, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.


    We have retained MacKenzie Partners, Inc. for solicitation and advisory services in connection with the solicitation of proxies. Harvard will pay a fee to be mutually agreed between Harvard and MacKenzie Partners, Inc. based on the services provided, and which is currently expected to be approximately $100,000. Harvard has also agreed to reimburse MacKenzie Partners for all of its reasonable out-of-pocket expenses incurred in connection with the solicitation of proxies, and to indemnify MacKenzie Partners, Inc. against any losses and reasonable expenses to which it may become subject in connection with the solicitation of proxies, other than any such losses or expenses that arise out of its negligence, bad faith or willful misconduct. It is anticipated that MacKenzie Partners, Inc. will employ approximately 50 persons to solicit stockholders in connection with the Meeting.



    All expenses associated with any solicitation of proxies by Harvard in connection with the Meeting will be borne directly by Harvard. We currently do not intend to seek reimbursement of the costs of this solicitation from the Fund but may decide to do so in the future in the event that our proposal to terminate the Fund's investment management agreement is approved. Unless otherwise required by law, we currently do not intend to submit the question of reimbursement of the costs of this solicitation to a stockholder vote. We estimate that, in addition to the fees and expenses payable to MacKenzie Partners, Inc. as described in the paragraph above, the costs incidental to our solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses, will be approximately $250,000 and that such costs incurred to date have been approximately $150,000. Harvard intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Fund's voting shares required under applicable law to carry Proposals 2 (termination of investment management agreement) and 3 (conversion to interval-fund status).


                           INFORMATION CONCERNING THE
                        PARTICIPANTS IN THE SOLICITATION

    The following persons are or may be deemed participants in any solicitation of proxies by Harvard with respect to the Meeting, as the term 'participant' is defined in the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Additional information concerning the participants in the solicitation is set forth below and on Schedule I hereto.


     President and Fellows of Harvard College. As of the date of this Proxy Statement, Harvard is the beneficial owner of 4,934,600 shares of Common Stock of the Fund. Other than its interest as a stockholder of the Fund, Harvard has no direct or indirect interest in any matter expected to be acted upon at the Meeting. Harvard is a Massachusetts educational corporation. The principal executive offices of Harvard are located at c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.


     Harvard Management Company, Inc. Harvard Management Company, Inc. acts as investment advisor to Harvard and to certain other persons affiliated with Harvard University. Neither Harvard Management Company, Inc. nor any of its clients (other than Harvard) owns beneficially or of record any shares of Common Stock. Other than the foregoing interests, Harvard Management Company, Inc. has no direct or indirect interest in any matter expected to be acted upon at the Meeting. Harvard Management Company, Inc. is a Massachusetts corporation. The principal executive offices of Harvard Management Company, Inc. are located at 600 Atlantic Avenue, Boston, Massachusetts 02210.

    For information relating to transactions by the participants in securities of the Fund during the past two years, see Schedule I hereto.

    Except as set forth in this Proxy Statement, none of the participants in the solicitation or, to the participants' knowledge, any of their respective associates: (i) directly or indirectly beneficially owns any shares of Common Stock or any other securities of the Fund or any parent or subsidiary of the Fund; (ii) has had any relationship with the Fund in any capacity other than as a stockholder, or is or has been a party to any transaction, or series of transactions, since the beginning of the Fund's last fiscal year with respect to any securities of the Fund or any of its subsidiaries; (iii) knows of any transactions since the beginning of the Fund's last fiscal year, currently proposed transactions, or series of similar transactions, to which the Fund or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective associates had, or will have, a direct or indirect material interest; (iv) intends to seek to engage in any transaction with the Fund or any of its subsidiaries in the future; or (v) has any interest in the matters to be voted on at the Meeting, other than an interest, if any, as a stockholder of the Fund.

    In addition, other than as set forth in this Proxy Statement, there are no contracts, arrangements, or understandings entered into by any of the participants in the solicitation or, to the participants' knowledge, any of their respective associates within the past year with any person with respect to any of the Fund's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

    Except as set forth in this Proxy Statement, none of the participants in the solicitation or, to the participants' knowledge, any of their respective associates has entered into any agreement or understanding with any person with respect to (i) any future employment by the Fund or its affiliates or (ii) any future transactions to which the Fund or any of its affiliates will or may be a party.

                       CERTAIN INFORMATION ABOUT THE FUND


    The Fund is a Maryland corporation with its principal executive office located at 500 East Broward Boulevard, Ft. Lauderdale, Florida 33394-3091. Templeton's address is Two Exchange Square, Hong Kong. The administrator of the Fund is Franklin Templeton Services, LLC with offices at One Franklin Parkway, San Mateo, California 94403-1906.


    The Fund is subject to the informational requirements of the Exchange Act and the Investment Company Act of 1940, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by the Fund with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549. Documents filed electronically by the Fund are also available at the SEC's Web site: http://www.sec.gov.

    Based solely on our review of the publicly available information filed with the SEC by the Fund, to our knowledge Harvard is the only beneficial owner of more than 5% of the outstanding shares of Common Stock.


    We believe the Fund's proxy statement in respect of the Meeting will contain information concerning, among other things, (i) the background of the Fund's nominees for the Board, (ii) the compensation paid and payable to the Directors and executive officers of the Fund, (iii) the beneficial ownership of Common Stock by the Directors and executive officers of the Fund, (iv) the committees of the Fund's Board of Directors and their members, (v) the meetings of the Fund's Board of Directors and all committees thereof, (vi) the Fund's investment adviser, principal underwriter, and administrator, and (vi) the terms of the Fund's investment management agreement with Templeton Asset Management Ltd. We assume no responsibility for the accuracy or completeness of such information.

                 OTHER MATTERS TO BE CONSIDERED AT THE MEETING

    Except as set forth in this Proxy Statement, we are not aware of any matters to be brought before the Meeting. Should other matters properly be brought before the Meeting, the attached WHITE proxy card, when duly executed, will give the proxies named therein discretionary authority to vote on all such matters and on all matters incident to the conduct of the Meeting. Such discretionary authority will include the ability to vote shares on any proposal to adjourn the Meeting. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

            STOCKHOLDER PROPOSALS FOR THE FUND'S 2004 ANNUAL MEETING


    As of the date hereof, the Fund has not disclosed the dates prior to which notices of stockholder proposals in respect of the Fund's 2004 annual meeting of stockholders must be delivered to the Fund. We believe that, in determining these dates, the following principles apply:



     Under Rule 14a-8 promulgated under the Exchange Act, in order for stockholder proposals to be considered for inclusion in the Fund's proxy statement for the 2004 annual meeting of stockholders, such proposals must be received by the Secretary of the Fund at the Fund's principal executive offices not less than 120 calendar days prior to the anniversary of the date the Fund's proxy statement for the 2003 annual meeting is released to stockholders. If an annual meeting is not held in 2003 or if the date of the 2004 annual meeting of stockholders varies by more than 30 days from the anniversary of the 2003 annual meeting, the Fund will be required to establish a deadline a reasonable time prior to printing and mailing its proxy materials for the 2004 annual meeting.



     Under Rule 14a-4(c)(1) promulgated under the Exchange Act, if a stockholder fails to give notice to the Fund of a proposal that it wishes to submit for consideration at the Fund's 2004 annual meeting of stockholders on or prior to the date that is 45 days prior to the anniversary of the date the Fund first mails its proxy statement for the 2003 annual meeting to stockholders, then the persons designated as proxy holders for proxies solicited by the Fund's Board of Directors for that meeting may exercise discretionary voting power with respect to such proposal. If an annual meeting is not held in 2003 or if the date of the 2004 annual meeting of stockholders varies by more than 30 days from the anniversary of the 2003 annual meeting, then notice must be given a reasonable time before the Fund mails its proxy materials for the 2004 annual meeting.


                             ADDITIONAL INFORMATION

    The information concerning the Fund contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that any information contained in this Proxy Statement concerning the Fund is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.

                        [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SCHEDULE I

                     TRANSACTIONS IN SECURITIES OF THE FUND
                    BY THE PARTICIPANTS IN THE SOLICITATION


    Other than as set forth below, none of the participants in the solicitation has purchased or sold securities of the Fund in the last two years. Each of the purchases and sales listed below was made by Harvard in the ordinary course of business as an institutional investor.



                         PURCHASES OF SHARES BY HARVARD



               NUMBER OF
  DATE OF      SHARES OF
TRANSACTION   COMMON STOCK
-----------   ------------
   5/8/02        20,200
   5/7/02        31,200
   5/6/02        70,400
  4/19/02         9,000
  4/18/02         6,600
  4/17/02         9,800
  4/16/02        10,000
  4/15/02         2,600
  4/15/02         6,200
  4/11/02         6,200
  4/10/02         7,000
   4/9/02         2,900
   4/5/02         1,500
   4/3/02         9,000
  3/28/02         2,300
  3/27/02         3,200
  3/13/02        31,400
   3/8/02           200
  2/27/02           600
  2/22/02         3,800
  2/20/02         7,200
  2/19/02         6,100
  2/14/02        26,500
  1/29/02        21,800
  1/18/02           400
 12/21/01         6,200
 12/20/01         4,200
 12/11/01           600
 12/10/01         3,400
 12/06/02         1,400
 12/05/01         3,100
 12/04/01         1,000
 11/21/01         5,200
 11/01/01           100
 10/30/01         6,400
 10/10/01         6,400
 10/08/01        12,000


                                                  (table continued on next page)

(table continued from previous page)



               NUMBER OF
  DATE OF      SHARES OF
TRANSACTION   COMMON STOCK
-----------   ------------
 10/05/01         3,300
 10/04/01        24,800
 10/01/01         3,600
  9/27/01        21,300
  9/26/01         8,900
  9/25/01         8,200
  9/21/01         8,000
  9/20/01           300
  9/19/01         7,600
  9/05/01         6,000
  8/30/01        15,100
  8/29/01         4,200
  7/27/01         1,500
  7/25/01         2,000
  7/24/01         9,300
  6/22/01         4,600
  6/07/01        13,600
  6/06/01         5,300
  6/05/01         5,000
  6/04/01         7,300
  5/31/01        48,200
  5/30/01        15,300
  5/29/01        27,100
  5/25/01         6,100
  5/24/01         9,200
  5/23/01         5,000
  5/22/01         2,300
  5/21/01         5,000
  5/18/01         6,000
  5/17/01           100
  5/16/01         2,000
  5/15/01         6,200
  5/14/01         2,200
  5/11/01        18,400
  5/10/01           100
  5/09/01        10,300
  5/08/01         4,000
  5/07/01        10,300
  5/03/01         9,800
  5/01/01        10,800
  4/30/01         5,700
  4/25/01         1,600
  4/23/01        25,100
  4/20/01        30,100
  4/18/01         1,800


                                                  (table continued on next page)

(table continued from previous page)



               NUMBER OF
  DATE OF      SHARES OF
TRANSACTION   COMMON STOCK
-----------   ------------
  4/17/01         6,000
  4/16/01         2,800
  4/12/01         3,800
  4/11/01        17,900
  4/10/01         5,800
  4/09/01         2,200
  4/05/01         7,200
  4/04/01         5,600
  4/03/01        12,000
  4/02/01        16,800
  3/30/01         2,700
  3/27/01         4,600
  3/26/01           100
  3/20/01         3,000
  3/15/01         4,200
  3/13/01         4,900
  3/06/01           100
  2/27/01         9,100
  2/23/01         7,500
  2/22/01        15,700
  2/20/01        22,200
  2/15/01         5,800
  2/14/01        22,300
  2/13/01           600
  2/13/01        13,800
  2/12/01           100
  1/18/01        27,400

                           SALES OF SHARES BY HARVARD



               NUMBER OF
  DATE OF      SHARES OF
TRANSACTION   COMMON STOCK
-----------   ------------
  4/26/02        19,200
  4/26/02        27,400
  4/25/02        26,200
  4/25/02        10,700
  4/24/02        15,200
  2/15/02         5,000
  1/15/02           100
 11/28/01        12,200
 11/26/01           100
 11/16/01         8,000
 11/15/01         4,300
 11/14/01           600
 11/13/01         9,400
 11/12/01         9,300
 11/09/01        34,800
 11/08/01         1,500
 11/06/01         3,800
  9/24/01           200
  9/18/01        37,100
  8/08/01         1,000
  8/07/01           900
  8/06/01         8,300
  6/08/01           800
  4/04/01        10,000
  3/12/01        55,900
  3/02/01       175,200
  3/01/01        50,000
  3/01/01       122,000
  3/01/01        69,100
  2/28/01           100
  2/27/01         3,600
  1/29/01        40,000
  1/25/01        26,000
  1/24/01        10,200
  1/23/01           400

        Questions, or requests for additional copies of this Proxy Statement, should be directed to:

              [MACKENZIE PARNTERS, INC. LOGO]

                    105 Madison Avenue
                  New York, New York 10016
             email: proxy@mackenziepartners.com
                Call Collect: (212) 929-5500
                OR TOLL FREE: (800) 322-2885
                 Facsimile: (212) 929-0308

                               APPENDIX 1

              WHITE PROXY CARD

                        TEMPLETON CHINA WORLD FUND, INC.

                      2003 ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF PRESIDENT AND FELLOWS OF
                HARVARD COLLEGE ('HARVARD') AND NOT ON BEHALF OF
                    THE BOARD OF DIRECTORS OR MANAGEMENT OF
                        TEMPLETON CHINA WORLD FUND, INC.


    The undersigned appoints Steven Alperin, Megan Kelleher, and Timothy W. Diggins, and each of them separately, proxies, with full power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Templeton China World Fund, Inc. (the 'Fund') which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Stockholders of the Fund, and including at any adjournments or postponements thereof and at any special meeting called in lieu thereof.


    The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Fund held by the undersigned, and hereby ratifies and confirms all actions the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!
                               PLEASE VOTE TODAY!

                (Continued and to be signed on the reverse side)

WHITE PROXY CARD    This proxy when properly executed will be voted in the
                    manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted AGAINST proposal
                    1 (open-ending the fund), FOR proposal 2 (terminating the fund's management agreement with Templeton), FOR proposal 3
                    (adopting interval-fund status), and to WITHHOLD authority in respect of the election of directors (proposal 4).


   Harvard recommends a vote AGAINST:         FOR       AGAINST      ABSTAIN


1. To convert the Fund into an open-end
   investment company.                        [ ]         [ ]          [ ]


   Harvard recommends a vote FOR:


2. To terminate the investment management
   agreement between the Fund and Templeton   [ ]         [ ]          [ ]
   Asset Management Ltd.


   Harvard recommends a vote FOR:


3. To recommend that the Board of Directors
   of the Fund take steps necessary to        [ ]         [ ]          [ ]
   adopt "interval-fund" status for
   the Fund.


                                                  FOR        WITHHOLD AUTHORITY
   Harvard recommends a vote to WITHHOLD:       nominee         for nominee


4. Proposal to Elect Directors:


   A.   Betty P. Krahmer                          [ ]               [ ]

   B.   Gordon S. Macklin                         [ ]               [ ]

   C.   Fred R. Millsap                           [ ]               [ ]

5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

Note: To vote in accordance with all of Harvard's recommendations, you may choose not to mark any of the boxes above, but simply to sign and date in the space provided below.

When Shares are held jointly, joint owners should each sign. Executors, Administrators, Trustees, etc., should indicate the capacity in which signing.

Dated: _______________________________________ , 2003


PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

_____________________________________________________
(Signature)

_____________________________________________________
(Signature, if held jointly)

_____________________________________________________
(Title)


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE


                                   IMPORTANT:
                PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD IN
                             THE ENCLOSED ENVELOPE!



              ---------------------------------------------------
                  If you need assistance with this Proxy Card,
                                 please contact:

                           [MACKENZIE PARTNERS LOGO]
                               105 Madison Avenue
                            New York, New York 10016
                       email: proxy@mackenziepartners.com
                          Call Collect: (212) 929-5500
                          or Toll Free: (800) 322-2885
                           Facsimile: (212) 929-0308
              ---------------------------------------------------